SECURITY AGREEMENT

This Security Agreement (“Agreement”) is made as of September ___, 2009 by and between CyberDefender Corporation, a California corporation (the “Debtor”), and the holder or holders of the Note described herein (collectively, the “Secured Party”).

A.           Pursuant to one or more 8% Secured Convertible Promissory Notes (collectively, the “Note”) of even date herewith between the Debtor and the Secured Party, the Secured Party has loaned an aggregate of $__________ to the Debtor.

B.           As a condition to loaning money under the Note, the Secured Party has required the execution and delivery of this Agreement by the Debtor.

ACCORDINGLY, in consideration of the mutual covenants contained in the Note and herein, the parties hereby agree as follows:

1.	Definitions. The following terms have the meanings set forth below:

Terms defined in UCC. The following terms, when used herein (whether or not capitalized), shall have the meanings given them in the UCC, except that (i) for purposes of this Agreement, the meaning of such terms will not be limited by reason of any limitation on the scope of the UCC, whether under Section 9-109 of the UCC, by reason of federal preemption or otherwise, and (ii) to the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the UCC, such expanded definition will apply automatically as of the date of such amendment, modification or revision:

“Account”
“Chattel paper”
“Commercial tort claim”
“Consumer goods”
“Deposit account”
“Document”
“Equipment”
“General intangible”
“Instrument”
“Inventory”
“Investment property”
“Letter-of-credit right”
“Letter of credit”
“Money”
“Payment intangible”

“Collateral” means all right, title and interest of the Debtor in and to all of its assets, including, but not limited to, accounts, chattel paper, commercial tort claims, consumer goods, deposit accounts, documents, equipment, general intangibles, instruments, inventory, investment property, letter-of-credit rights, letters of credit, and money, whether now owned or hereafter acquired.  Collateral shall not include under any circumstances any of the intellectual property of the Company.

“Event of Default” has the meaning specified in the Note.

“Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments due under leases required to be capitalized in accordance with U.S. GAAP.

“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any capitalized lease, title retention contract or similar agreement.

“Obligations” means the Company’s monetary obligations under the Note.

“Permitted Indebtedness” means (a) the Indebtedness of the Company existing on the Original Issue Date, (b) lease obligations and purchase money indebtedness incurred in connection with the acquisition of capital assets and lease obligations with respect to acquired or leased assets, (c) indebtedness to a commercial lender, and (d) “Payment Obligations”, as defined in that certain Media and Marketing Services Agreement, dated as of March 24, 2009, between the Company and GR Match LLC (the “Media Services Agreement”).

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with U.S. GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) Liens incurred in connection with Permitted Indebtedness; and (e) Liens incurred pursuant to Section 2.3 of the Media Services Agreement and the Security Agreement contemplated thereby.

“Security Interest” means the security interest granted under Section 2.

“UCC” means the Uniform Commercial Code as adopted in the State of California.

2.           Security Interest.  The Debtor hereby grants the Secured Party, except as hereinafter provided, a first lien security interest (the “Security Interest”) in the Collateral to secure payment of the Obligations.  The Security Interest shall be subordinate to any Permitted Liens.

3.           Representations, Warranties and Agreements.  The Debtor hereby represents, warrants and agrees as follows:

(a)           Title.  The Debtor (i) has absolute title to each item of Collateral in existence on the date hereof, free and clear of all Liens other than Permitted Liens, (ii) will have, at the time the Debtor acquires any rights in Collateral hereafter arising, absolute title to each such item of Collateral free and clear of all Liens other than Permitted Liens, (iii) will keep all Collateral free and clear of all Liens other than Permitted Liens, and (iv) will defend the Collateral against all claims or demands of all persons other than the Secured Party except holders of Permitted Liens. The Debtor will not sell or otherwise dispose of the Collateral or any interest therein without the prior written consent of the holder or holders of more than 51% of the outstanding principal amount of the Note, except that, until the occurrence of an Event of Default and the revocation by the holder or holders of more than 51% of the outstanding principal amount of the Note of the Debtor’s right to do so, the Debtor may sell any inventory constituting Collateral to buyers in the ordinary course of business.

(b)           Legal Name; Jurisdiction; Chief Executive Office. CyberDefender Corporation is the Debtor’s correct legal name.  The Debtor is organized as a corporation under the laws of the State of California.  Its chief executive office is located in Los Angeles, California.

4.           Financing Statements.  The Secured Party may (and the Debtor hereby authorizes the Secured Party to) execute and file such financing statements and other documents as the Secured Party may at any time deem appropriate to perfect the Security Interest.

5.           Remedies upon Event of Default.  If the holder or holders of more than 51% of the outstanding principal amount of the Note elect(s) to accelerate the Note upon the occurrence and continuation of an Event of Default, the Secured Party may at any time thereafter exercise any one or more of the following rights and remedies: (a) exercise and enforce any or all rights and remedies available upon default to a secured party under the UCC, including but not limited to the right to take possession of any Collateral, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Debtor hereby expressly waives), and the right to sell, lease or otherwise dispose of any or all of the Collateral, and in connection therewith, the Secured Party may require the Debtor to make the Collateral available to the Secured Party at a place to be designated by the Secured Party which is reasonably convenient to both parties, and if notice to the Debtor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least 10 calendar days prior to the date of intended disposition or other action; and (c) exercise or enforce any or all other rights or remedies available to the Secured Party by law or agreement against the Collateral, against the Debtor or against any other person or property.

6.           Secured Party’s Obligations.  The Secured Party’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if the Secured Party exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person.

7.           Waiver; Cumulative Remedies.  This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in writing signed by the holder or holders of at least 51% of the outstanding principal amount of the Note; provided, that this Security Interest will be released in full, without further action by any party, upon the satisfaction in full of the Note.  A waiver signed by the Secured Party shall be effective only in the specific instance and for the specific purpose given.  Mere delay or failure to act shall not preclude the exercise or enforcement of any of the Secured Party’s rights or remedies.  All rights and remedies of the Secured Party shall be cumulative and may be exercised singularly or concurrently, at the Secured Party’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.  Any waiver, modification or amendment of this Agreement affecting any rights of the Debtor shall be in writing signed by the Debtor.

8.           Binding Effect.  This Agreement has been duly and validly authorized by all necessary action of the Debtor and the Secured Party. This Agreement shall be binding upon and inure to the benefit of the Debtor and the Secured Party and their respective successors and assigns and shall take effect when signed by the Debtor and delivered to the Secured Party, and the Debtor waives notice of the Secured Party’s acceptance hereof.

9.           Governing Law; Venue.  This Agreement will be governed by the laws of the State of California without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Venue for any legal action under this Agreement shall be the state or federal courts located in the City of Los Angeles, California.

10.           Severability.  If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby.

11.           Survival.  All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations.

12.           Counterparts.  This Agreement may be executed by facsimile signature and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CYBERDEFENDER CORPORATION,
a California Corporation

Gary Guseinov
Chief Executive Officer

SECURED PARTY: